Shelton Funds 485BPOS

Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2021, relating to the financial statements and financial highlights of Green California Tax-Free Income Fund, S&P 500 Index Fund, S&P MidCap Index Fund, S&P SmallCap Index Fund, Shelton Equity Income Fund, Nasdaq-100 Index Fund, U.S. Government Securities Fund, The United States Treasury Trust, and Shelton Green Alpha Fund, each a series of Shelton Funds, for the year ended August 31, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 29, 2021